Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 9, 2015

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as tax counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”) and DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”) in connection with the filing by the Operating Partnership of the preliminary prospectus supplement dated June 9, 2015 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated June 9, 2015 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) relating to the issuance by the Operating Partnership of $250,000,000 aggregate principal amount of 5.625% Senior Notes due 2023 (the “Securities”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-204635) filed with the Securities and Exchange Commission on June 2, 2015 (the “Registration Statement”). In connection with the filing of the Company’s Form 8-K on the date hereof (the “June 9th Form 8-K”) we have been asked to provide you with this letter with respect to the discussion included in the Prospectus Supplement under the heading “Certain United States Federal Income Tax Considerations.”

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Directors

DuPont Fabros Technology, Inc.

June 9, 2015

In rendering this opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (1) the Registration Statement; (2) the Prospectus Supplement; (3) the June 9th Form 8-K; and (4) the Prospectus Supplement) (together, these documents referred to in clauses (1) through (4), the “Reviewed Documents”).

In this regard, we have assumed with your consent the following:

(1)	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may adversely affect the conclusions stated herein. For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We have consequently relied upon representations and information presented in such documents.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the portions of the discussion in the Prospectus Supplement under the heading “Certain United States Federal Income Tax Considerations” that describe provisions of applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. In particular, we express no opinion on the Company’s qualification as a real estate investment trust under the Code, the qualification of any entities in which the Company has invested as partnerships for U.S. federal income tax purposes, or any other tax consequences that may apply to the Company or to an investment in the Company’s common stock.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

Board of Directors

DuPont Fabros Technology, Inc.

June 9, 2015

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the effective date of the Registration Statement. Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the June 9th Form 8-K and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP